Exhibit 10.5

NATIONAL PENN BANCSHARES, INC.
TARP RESTRICTION AGREEMENT

This TARP RESTRICTION AGREEMENT (this “Agreement”) is made and entered into as of November 19, 2009, by and between NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation having its principal place of business in Boyertown, Pennsylvania (the “Company”), and MICHAEL R. REINHARD (the “Executive”).

BACKGROUND

1.           Executive is currently employed as an officer of the Company or of a Company subsidiary.

2.           In December 2008, the Company issued $150 million of senior preferred stock, and related common stock purchase warrants, to the U.S. Treasury Department (“Treasury”) under the Troubled Asset Relief Program Capital Purchase Program (the “TARP Program”), established under the Emergency Economic Stabilization Act of 2008 (Pub.L. 110-343, Div. A, enacted October 3, 2008), and amended by the American Recovery and Reinvestment Act of 2009 (Pub.L. 111-5, enacted February 17, 2009) and subsequent Treasury guidance (the “TARP Interim Final Rules”).

3.           On December 10, 2008, certain Company employees executed a CPP Clawback and Parachute Restriction Agreement between the Company and such employees (the “Prior TARP Restriction Agreement”).

4.           As required to participate in the TARP Program, the Company must adopt the Treasury standards for executive compensation and corporate governance, for the period during which Treasury holds equity or debt securities of the Company issued under this Program (the “TARP Compliance Period”).

5.           Under the TARP Program, Treasury’s standards apply to the senior executive officers (the “SEOs”) of the Company and other “most highly compensated employees” (as such terms are defined under the TARP Interim Final Rules).

AGREEMENT

NOW, THEREFORE, as required to participate in the TARP Program, and in consideration of the mutual promises contained herein, and each intending to be legally bound, Executive and Company agree as follows:

1.           Background.  The matters set forth in the “Background” section of this Agreement are incorporated by reference herein.

2.           SEO and Top 5.  During any time period in which Executive is classified by the Company as (i) an SEO or (ii) one of the next 5 “most highly compensated employees,” as defined in the TARP Interim Final Rules (the “Top 5”), he or she agrees as follows:

(a)           Incentive Compensation Recovery.  Executive agrees that Executive shall repay to the Company any bonus and incentive compensation paid to Executive during the TARP Compliance Period, if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.  This repayment shall not be limited to a specific recovery period, material inaccuracies in financial reporting statements, or inaccuracies that result in accounting restatements.  The recovery encompasses all incentive compensation paid to Executive as a result any determination of achievement of a performance metric that is later determined to have been based on material inaccuracies related to financial reporting.  For purposes of this paragraph and without limiting the foregoing, financial statements or performance metric criteria are treated as being materially inaccurate with respect to Executive if, Executive either knowingly engages in providing inaccurate information or knowingly fails to timely correct inaccurate information relating to those financial statements or performance metrics;

(b)           Golden Parachute Restrictions.  Executive agrees to forfeit all “Golden Parachute” payments, whether Executive is entitled to such payment, or solely obtains a legally enforceable right to such payment during the TARP Compliance Period. “Golden Parachute” payments are defined as payments resulting from Executive’s departure from the Company for any reason (except for services performed or benefits already accrued), and payments made on account of the Company’s “change in control” (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29 or as a change in control event as defined in 26 CFR 1.409A-3(i)(5)(i)).  Such payments shall be determined in a manner that is consistent with the TARP Interim Final Rules; and

(c)           Gross-Up Payment Restrictions.  Executive agrees to forfeit all “Gross-Up” payments or legally enforceable rights to such payments, during the TARP Compliance Period.  “Gross-up” payments are defined as any reimbursement by the Company of taxes owed to Executive with respect to any compensation, provided that such payment does not include a payment under an agreement or other arrangement that provides payments intended to compensate Executive for some or all of the excess of the taxes actually imposed by a foreign jurisdiction.

3.           SEO and Top 20.  During any time period in which Executive is classified by the Company as (i) an SEO or (ii) one of the next 20 “most highly compensated employees,” as defined in the TARP Interim Final Rules (the “Top 20”), he or she agrees as follows:

(a)           Executive shall comply with the Incentive Compensation Recovery provision in this Agreement, as described under Section (2)(a) above; and

(b)           Executive shall comply with the Gross-Up Payment Restrictions provision in this Agreement, as described under Section (2)(c) above.

4.           Most Highly Compensated Employees.  During any time period in which Executive is classified by the Company as one the five “most highly compensated employees” of the Company, as defined in the TARP Interim Final Rules (the “5 Most Highly Compensated Employees”), he or she shall forfeit the payment or accrual of any bonuses or retention awards accrued after June 15, 2009, except for restricted stock, which vests no earlier than in 25% vesting tranches conditioned on 25% of total senior preferred stock being repurchased from Treasury, until the final preferred stock is repurchased (as provided in the TARP Interim Final Rules) during the TARP Compliance Period, and has a value of no more than one-third of Executive’s total “annual compensation” (as defined under the TARP Interim Final Rules) for that fiscal year (as valued using grant-date fair market value).  Notwithstanding the foregoing, any bonus accrued before June 15, 2009 shall be payable within 30 days following the earlier of (i) March 15th of the first year in which such employee is not a 5 Most Highly Compensated Employee or (ii) the end of the TARP Compliance Period.

5.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

6.           Termination of this Agreement.  The Agreement shall automatically terminate and become null and void upon the expiration of the TARP Compliance Period.

7.           Termination of the Prior TARP Restriction Agreement.  Effective concurrently with the execution and delivery of this Agreement, any Prior TARP Restriction Agreement dated December 10, 2008 between the Company and Executive is hereby rescinded and is of no further force and effect.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

WITNESS:

/s/ Nancy K. Alaimo	/s/ Michael R. Reinhard__
MICHAEL R. REINHARD

NATIONAL PENN BANCSHARES, INC.

By:	/s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President & Chief Executive Officer